EXHIBIT 99.5

INDEX TO UNAUDITED FINANCIAL STATEMENTS MOSSIMO, INC. AND SUBSIDIARY

Consolidated Financial Statements (Unaudited)

Condensed consolidated balance sheets as of September 30, 2006 and December 31, 2005	F-2

Condensed consolidated statements of earnings for the nine months ended September 30, 2006 and 2005	F-3

Condensed consolidated statements of cash flows for the nine months ended September 30, 2006 and 2005	F-4

Notes to condensed consolidated financial statements	F-5

MOSSIMO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,471	$19,658
Restricted cash	734	726
Accounts receivable, net	5,911	4,372
Merchandise inventory	431	101
Deferred income taxes	3,223	4,004
Prepaid expenses and other current assets	1,461	388

Total current assets	36,231	29,249
PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	812	893
DEFERRED INCOME TAXES	1,609	1,923
TRADENAME	81	90
OTHER ASSETS	52	79

	$38,785	$32,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,060	$884
Accrued liabilities	2,574	503
Accrued commissions	1,368	388
Accrued bonuses	3,304	3,458

Total current liabilities	8,306	5,233
DEFERRED RENT	110	128

Total liabilities	8,416	5,361
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 16,002,775 at September 30, 2006 and 15,828,754 at December 31, 2005	15	15
Additional paid-in capital	41,364	40,222
Accumulated deficit	(11,010)	(13,364)

Net stockholders’ equity	30,369	26,873

	$38,785	$32,234

See accompanying notes to consolidated financial statements

MOSSIMO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(Unaudited)

	For the Nine Months September 30,
	2006	2005
Revenue from license royalties and design service fees	$17,023	$19,705
Product sales	5,537	4,775

Total revenues	22,560	24,480
Operating expenses:
Cost of product sales	2,875	2,937
Selling, general and administrative	16,397	14,864

Total operating expenses	19,272	17,801

Operating earnings	3,288	6,679
Interest income	672	232

Earnings before income taxes	3,960	6,911
Income taxes	1,606	2,226

Net earnings	$2,354	$4,685

Net earnings per common share:
Basic	$0.15	$0.30

Diluted	$0.15	$0.30

Weighted average common shares outstanding:
Basic	15,963	15,742

Diluted	16,020	15,770

See accompanying notes to consolidated financial statements

MOSSIMO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(Unaudited)

	For the Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$2,354	$4,685
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	243	346
Inventory write-down	108	255
Deferred rent	(18)	(3)
Provision for bad debt	290	49
Deferred income taxes	1,095	1,411
Excess tax benefit from stock-based compensation	(141)	—
Stock-based compensation	144	—
Changes in:
Accounts receivable	(1,829)	(1,692)
Merchandise inventory	(438)	(725)
Prepaid expenses and other current assets	(1,073)	134
Other assets	27	59
Accounts payable	176	1,204
Accrued liabilities	2,212	388
Accrued commissions	980	124
Accrued bonuses	(154)	2,362

Net cash provided by operating activities	3,976	8,597

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of available-for-sale securities	—	4,800
Payments for acquisition of property and equipment	(153)	(132)

Net cash provided by (used in) investing activities	(153)	4,668

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash—certificates of deposit	(8)	(309)
Excess tax benefit from stock-based compensation	141	—
Proceeds from issuance of common stock	857	25

Net cash provided by (used in) financing activities	990	(284)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,813	12,981
CASH AND CASH EQUIVALENTS, beginning of period	19,658	4,903

CASH AND CASH EQUIVALENTS, end of period	$24,471	$17,884

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for state income taxes	$273	$195

See accompanying notes to consolidated financial statements

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Basis of presentation
The condensed consolidated financial statements presented herein have not been audited, but include all material adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. However, these results are not necessarily indicative of results for any other interim period or for the full year. The condensed consolidated balance sheet data presented herein for December 31, 2005 was derived from the Company’s audited consolidated financial statements for the year then ended, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
The consolidated financial statements include the accounts of Mossimo, Inc. and its wholly-owned subsidiary, Modern Amusement, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.
On January 16, 2004, Mossimo, Inc. acquired substantially all the assets of Modern Amusement LLC through a wholly owned subsidiary, Modern Amusement, Inc. (“Modern Amusement”). All inter-company accounts and transactions have been eliminated in consolidation.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Certain information and footnote disclosures normally included in annual financial statements in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the Regulations of the Securities and Exchange Commission. The Company believes the disclosures included in the accompanying interim condensed consolidated financial statements and notes thereto are adequate to make the information not misleading, but should be read in conjunction with the financial statements and notes thereto included in our Form 10-K for the year ended December 31, 2005.
As of March 31, 2006, the Company entered into an agreement and plan of merger by and among the Company, Iconix Brand Group, Inc., Moss Acquisition Corp., a wholly-owned subsidiary of Iconix, and Mossimo Giannulli, the Chairman and Co-Chief Executive Officer and 64.6% stockholder of the Company (“Merger Agreement”). Pursuant to the agreement, the Company merged with and into Moss Acquisition Corp., the surviving company, on October 31, 2006. At the time, the Company ceased being a separately traded public company on NASDAQ and its securities were deregistered with the Securities and Exchange Commission.
As consideration for investment banking services provided in connection with Mossimo’s negotiation and evaluation of the proposed merger and any alternative proposals, Mossimo has agreed to pay B. Riley & Co., Inc. an investment banking fee of $600,000. This fee is not contingent on the completion of any transaction. Bryant R. Riley, a director of Mossimo, is chairman and chief executive officer of B. Riley & Co., Inc. This fee was accrued in the first quarter of 2006.
Share-based compensation
On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based payment,” (“SFAS 123(R)”) which requires the measurement and recognition of

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

compensation expense for all share-based payment awards made to employees and directors for employee stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (“APB 25”) for periods beginning on or after January 1, 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the relevant provisions of SAB 107 in its adoption of SFAS 123(R).
The Company adopted SFAS 123(R) using the modified prospective method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s 2006 fiscal year. The Company’s consolidated financial statements for the nine months ended September 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the nine months ended September 30, 2006 was $144,000.
SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of earnings. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for stock issued to employees”, and related interpretations. The Company followed the pro forma disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, which requires presentation of the pro forma effect of the fair value based method on net earnings and net earnings per share in the financial statement footnotes.
Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s consolidated statement of earnings for the nine months ended September 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123. The Company uses the straight-line single option method of attributing the value of the share-based compensation expense. As stock-based compensation expense recognized in the consolidated statement of earnings for the first, second and third quarter of 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to 2005, the Company accounted for forfeitures as they occurred.
Upon adoption of SFAS 123(R), the Company continues to use the Black-Scholes option pricing model for valuation of share-based awards granted beginning in 2006. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

2. Revenue recognition
Revenue from license royalties and design service fees are recognized in accordance with the terms of the underlying agreements, which is generally after the design services are performed, and as the licensee achieves sales of the Company’s products. During the periods presented herein, a substantial amount of the Company’s revenue from license royalties and design fees were generated under the Target Agreement under a rate of 1% to 4% that declines as the contract year progresses and Target achieves certain levels of retail sales. Accordingly, the Company’s revenues from Target decreases as the year progresses. The declining rate is reset each contract year beginning on February 1. Revenue recognized in the first and second quarters of the Company’s calendar year in connection with the Target Agreement is significantly higher than in the third and fourth quarters of the Company’s calendar year due to the declining rates in the Target Agreement. Revenues from license royalties and design service fees under license agreements other than the Target Agreement are generally collected on a quarterly basis, and they range from 2% to 5% of sales, as defined in the respective agreements.
On March 31, 2006, the Company and Target restated the Target Agreement. The restated Target Agreement extends Target’s exclusive license to produce and distribute substantially all Mossimo-branded products sold in the United States, its territories and possessions through Target retail stores or any other retail store or other merchandising activity operated by Target or its affiliates, including direct mail and Internet merchandising until January 31, 2010.
Under the restated Target Agreement, the Company will ensure the availability of Mossimo Giannulli, the Co-Chief Executive Officer of the Company, to provide the services of creative director in connection with Mossimo-branded products sold though Target stores. Target will pay the Company an annual guaranteed minimum fee of $9,625,000 for each contract year (defined as each period from February 1 through January 31 during the term of the agreement), against which Target may charge back and offset certain amounts. As amended, the agreement requires the Company to pay Target a one-time, nonrefundable reimbursement of fees paid by Target related to contract year 2006 revenues in the amount of $6,000,000 on or before June 30, 2006. The payment was made in the second quarter of 2006 in accordance with the terms of the agreement, but was recorded as a reduction in revenue during the first quarter of 2006.
Modern Amusement recognizes wholesale operations revenue from the sale of merchandise when products are shipped, FOB Modern Amusement’s distribution facilities, and the customer takes title and assumes risk of loss, collection is reasonably assured, pervasive evidence of an arrangement exists, and the sales price is fixed or determinable.
3. Inventory
The Company maintains inventories for the Modern Amusement segment. Inventories are valued at the lower of cost (first-in, first-out) or market and are made up primarily of finished goods. The Company continually evaluates its inventories by assessing slow moving current product as well as prior seasons’ remaining inventory. Market value of non-current inventory is estimated based on the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory. Management makes reserves against such inventory as seen appropriate, which reduces gross margin, operating income and carrying value of inventories.

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

4. Executive bonus plans
The Company has bonus plans covering two executive officers which are administered by the Compensation Committee of the Board of Directors, and that provide for discretionary bonuses based on the Company’s overall performance, with the total amount of the bonuses not to exceed a percent (as defined) of the excess over the minimum total guaranteed fees, if any, of license royalties paid to the Company under the Target Agreement, and as defined in each of the respective bonus plans. The Company has expensed approximately $3.2 million and $2.4 million for the nine month periods ended September 30, 2006 and 2005, respectively.
5. Income taxes
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes”. Deferred taxes result from the recognition of the income tax benefit to be derived from the Company’s net operating loss carry forward for income taxes purposes.
The Company recorded a provision for income taxes of $1,606,000 for the nine months ended September 30, 2006, compared to a provision for income taxes of $2,226,000 for the nine months ended September 30, 2005. Both provisions approximate the Company’s combined effective rate as estimated for the entire fiscal year, for Federal and California state income taxes. The income tax rate for the nine months ended September 30, 2006 is 41% compared to 32% for the comparable period of the prior year.
At September 30, 2006, the Company has recorded a total net deferred tax asset of $4.83 million, with $3.22 million classified as current in the accompanying condensed consolidated balance sheet, primarily reflecting the extension of the Target Agreement through January 31, 2010. The Company has considered the projected taxable income from the Target Agreement and other agreements in its estimate of deferred tax asset recoverability and has recorded a valuation allowance for its net deferred tax assets of $245,000 as of September 30, 2006. The valuation allowance relates principally to foreign tax credits for which there is uncertainty about their recoverability within the period prior to the expiration of the carryforwards.
The Company has approximately $329,000 and $1.50 million of federal and state income tax net operating loss carry forwards, respectively, available to offset future taxable income which expire in various years through 2022.
In addition to the Company’s taxable income being subject to federal, state and local income taxes, the Company may be classified as a “personal holding company” from time to time. Personal holding company status results from more than 50 percent of the value of outstanding stock being owned directly or indirectly by five or fewer individuals, and more than 60 percent of the Company’s income, as defined, being derived from royalties. Personal holding companies are subject to an additional federal tax at the highest personal income tax rate on undistributed after tax earnings.
Over 50 percent of the value of the Company’s outstanding stock is owned by one stockholder, however it is presently anticipated that in 2006, no more than 60 percent of the Company’s income, as defined, would be derived from license royalties. Accordingly, at this time the Company is not anticipating being classified as a personal holding company at the end of 2006 and the Company intends to continue to take appropriate measures to avoid being classified as a personal holding company at the end of 2006 and beyond. However, there can be no assurance that the Company will be successful in its efforts to avoid classification as a personal holding company at the end of 2006 or in future years.

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

6. Earnings per share and stock option plans
Basic earnings per share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share includes the effect of potential shares outstanding, including dilutive stock options, using the treasury stock method. Securities excluded from diluted weighted average shares outstanding are comprised of stock options.
The reconciliation between earnings and weighted average shares outstanding for basic and diluted earnings per share is as follows (amounts in thousands, except per share data):

	Nine months ended September 30,
	2006	2005
Net income	$2,354	$4,685
Weighted average number of common shares:
Basic	15,963	15,742
Effect of dilutive securities-stock options	57	28

Diluted	16,020	15,770

Earnings per share:
Basic	$0.15	$0.30
Effect of dilutive securities-stock options	—	—

Diluted	$0.15	$0.30

Excluded securities—antidilutive	100	399

The Company adopted the Mossimo, Inc. 1995 Stock Option Plan (the “1995 Plan”), which provides for the grant of stock options, stock appreciation rights and other stock awards to certain officers and key employees of the Company and to certain advisors or consultants to the Company. In addition, the Company adopted a Non-Employee Directors Stock Option Plan (the “Directors Plan”) that provides for the grant of stock options to non-employee directors. Stock options issued to employees are granted at the market price on the date of grant, generally vest at 33% per year, and generally expire ten years from the date of grant. The Company issues new shares of common stock upon exercise of stock options. This plan expired at the annual meeting held on December 15, 2005, therefore, no additional share will be issued under this plan.
The Company adopted the Mossimo, Inc 2005 stock Option Plan (the “2005 Plan) to replace the 1995 Plan and the Directors Plan both of which terminated as of December 31, 2005. The 2005 Plan provides for the grant of stock options to certain officers, key employees and non-employee directors. A total of 1,500,000 shares have been reserved for issuance under the 2005 Plan. Options granted under the 2005 Plan will have an exercise price equal to the fair market value of the common stock on the date of grant. Options will be exercisable in accordance with vesting schedules to be established by the Compensation Committee. As of September 30, 2006, no options have been granted under the 2005 Plan.

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

A summary of option activity follows:

	Shares	Weighted Average Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, at December 31, 2005	554,331	6.34
Granted	—	—
Exercised	(174,021)	4.93
Canceled/forfeited	(25,000)	10.40

Outstanding, at September 30, 2006	355,310	6.72	4.95	$1,022,660

Options exercisable, at September 30, 2006	262,644	7.55	4.91	$699,675

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2005 was $2.88. The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between our closing stock price on September 30, 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2006. This amount changes based on the fair market value of our stock. Total intrinsic value of options exercised for the nine month period ended September 30, 2006 was $352,000. 10,000 options were exercised during the nine month period ended September 30, 2005. As of September 30, 2006, total unrecognized stock-based compensation expense related to non-vested stock options was approximately $188,000, which is expected to be recognized over a weighted average period of approximately two years.
The following table summarizes stock-based compensation expense, net of tax, related to employee stock options under SFAS 123(R) for the nine months ended September 30, 2006 which was allocated as follows (in thousands):

	Nine months ended September 30,
	2006	2005
Stock-based compensation expense included in operating expenses	$144	$—
Tax benefit	(57)	—

Stock-based compensation expense related to employee stock options, net of tax	$87	$—

As noted above, the impact of net earnings from the adoption of SFAS 123(R) was a reduction in net earnings of $87,000 or $0.00 per diluted share for the nine months ended September 30, 2006. Prior to the adoption of SFAS 123(R), we presented all tax benefits resulting from the exercise of stock options as operating cash flows in our consolidated statement of cash flows. SFAS 123(R) requires such benefits to be recorded as financing cash flows. The impact of this changes in not material to our statement of cash flows.
Before January 1, 2006, the Company accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. The Company follows the pro forma disclosure requirements of SFAS No. 123, “Accounting for

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

stock-based compensation”, which requires presentation of the pro forma effect of the fair value based method on net earnings and net earnings per share in the financial statement footnotes.
If compensation expense was determined based on the fair value method, the Company’s net earnings and earnings per share would have resulted in the approximate pro forma amounts indicated below for the nine month period ended September 30, 2005 (in thousands, except per share data):

Nine months ended September 30, 2005

Net earnings as reported	$4,685

Deduct:
Total stock-based employee compensation expense determined under fair market value based method for all awards, net of related tax effects	(48)

Pro forma net earnings	$4,637

Earnings per share—basic and diluted
As reported—basic	$0.30
As reported—diluted	$0.30
Pro forma—basic	$0.29
Pro forma—diluted	$0.29
The fair value of each option grant was estimated as of the grant date using the Black-Scholes option-pricing model for the nine months ended September 30, 2005, assuming risk-free interest rates of 4.28 percent; volatility of approximately 84 percent; zero dividend yield; and expected lives of 6.50 years.
The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar options, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. Expected stock price volatility is based on the historical volatility of our stock for the period equal to the expected term. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay any dividends in the near future.
7. Litigation
On April 12, 2005, Mossimo Giannulli offered to acquire all of the outstanding publicly held common stock of Mossimo at a price of $4.00 per share. Following the announcement, six purported class action lawsuits were filed in the Court of Chancery of the State of Delaware. Each of the complaints asserted that the Mossimo directors breached their fiduciary duties to Mossimo’s stockholders, and sought an injunction preventing the acquisition. On April 19, 2005, the Board of Directors appointed a Special Committee to consider and evaluate Mr. Giannulli’s proposal. The Special Committee retained Houlihan Lokey and Gibson Dunn & Crutcher to serve as the Committee’s independent financial advisor and legal counsel, respectively, with respect to the Committee’s evaluation of Mr. Giannulli’s proposal. On May 27, 2005, the above referenced cases were consolidated under the following caption: In re Mossimo, Inc. Shareholder Litigation, Consolidated Civil Action No.1246-N (the “Delaware Action”).

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

On April 12, 2006, a purported shareholder class action lawsuit was filed in the Superior Court of the State of California for the County of Los Angeles entitled Laborers’ Local #231 Pension Fund vs. Mossimo, Inc. et al (the “California Action”). The lawsuit alleges that Mossimo and its board of directors breached their fiduciary duties and engaged in self-dealing in approving the merger agreement and seeks, among other relief, to enjoin the proposed merger of the Mossimo with Iconix, the rescission of any agreements entered into in connection with the proposed merger, and costs, including attorney’s fees.
On or about September 26, 2006, Mossimo and other defendants entered into a Memorandum of Understanding (“MOU”) with the Delaware plaintiffs to settle the Delaware Action, subject to final approval of the settlement by the Delaware Chancery Court. The terms of the settlement provide that the Merger Agreement be amended so that the amount of the Termination Fee that Mossimo must pay Iconix if the Merger is terminated prior to the Effective Date (as defined in the Merger Agreement) under the specific circumstances and conditions set forth in the Merger Agreement, will be reduced from $5 million to $3.5 million. The settlement also provides that should Iconix sell Mossimo to an unaffiliated third party in the twelve month period following the effective date of the Merger for consideration of more than 20% greater than the total merger consideration, Iconix and Mossimo will pay liquidated damages to the shareholders in the amount of 30% of all consideration above the 20% increase over the total merger consideration. In addition, certain additional disclosures were made in disclosures to Mossimo’s public shareholders in conjunction with the Merger. The Company also agreed to negotiate in good faith with the plaintiffs’ lead counsel concerning the amount of attorney fees and expenses to be paid, and not to oppose plaintiffs’ lead counsel’s application to the Delaware Chancery Court of up to $800,000 for attorneys’ fees and expense to be paid by Mossimo or its successors. In consideration of these terms, the parties agreed that they would fully and finally release and discharge all claims against each other.
Mossimo and other defendants entered into a settlement letter dated October 27, 2006 with the California plaintiffs in the California Action. Under the terms of this agreement, Mossimo agreed to pay plaintiff’s counsel the sum total of $650,000 in exchange for the California plaintiffs abiding by and agreeing to be bound by the terms of the Delaware settlement once it is approved by the Delaware Chancery Court.
During the third quarter of 2006, the Company accrued for the estimated losses from both the Delaware and California class action cases and recorded a receivable from the Company’s insurance carrier for the amount deemed probable of recovery under the Company’s policy covering these cases. As of September 30, 2006, the Company has an accrual for loss of $1.55 million recorded in accrued liabilities and an insurance proceeds receivable of $700,000 recorded in prepaid expenses and other current assets.
8. Segment information
The Company operates in two business segments: Mossimo (design and licensing services) and Modern Amusement (Modern) (wholesale). The following tables summarize various financial amounts for each of our business segments (in thousands):

Nine months ended September 30, 2006	Mossimo	Modern	Total
Revenues	$17,023	$5,537	$22,560
Gross Profit	—	2,662	2,662
Depreciation and Amortization	81	162	243
Selling, general and administrative expenses	13,451	2,946	16,397
Operating Income (loss)	3,573	(285)	3,288
Interest Income	664	8	672
Total Assets	34,126	4,659	38,785
Capital Expenditures	110	43	153

MOSSIMO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Nine months ended September 30, 2005	Mossimo	Modern	Total
Revenues	$19,705	$4,775	$24,480
Gross Profit	—	1,838	1,838
Depreciation and Amortization	158	188	346
Selling, general and administrative expenses	11,790	3,074	14,864
Operating Income (loss)	7,915	(1,236)	6,679
Interest Income	232	—	232
Total Assets	27,875	3,831	31,706
Capital Expenditures	54	78	132
The following information should be considered when reading the above table:

•	The Company has no inter-segment revenue or expense.

•	Corporate overhead has been allocated to the Mossimo segment.

•	The provision for income tax is not allocated to business segments.

•	All long-lived assets were geographically located in the United States.

•	Revenue from countries other than the United States did not account for 10% or more of total revenue.

•	For the nine months ended September 30, 2006 sales of the Modern segment were $5.54 million reduced by cost of sales of $2.88 million to arrive at a gross profit of approximately $2.66 million, compared to sales of $4.78 million reduced by cost of sales of $2.94 million to arrive at a gross profit margin of $1.84 million for the nine months ended September 30, 2005.

•	Operating expenses that have a direct correlation to each segment have been recorded in each respective segment.